As Filed Pursuant to Rule 424(b)(5)
Registration No. 333-284510

SUPPLEMENT NO. 1 DATED NOVEMBER 2, 2026

(To the Series A Perpetual Stride Preferred Stock Annex dated November 4, 2025, to Base Prospectus Supplement dated November 4, 2025, as supplemented by Supplement No. 1 thereto dated March 23, 2026, Supplement No. 2 thereto dated May 6, 2026 and Supplement No. 3 thereto dated November 2, 2026, and to the Prospectus dated January 27, 2025)

SERIES A PERPETUAL STRIDE PREFERRED STOCK ANNEX

Up to $4,133,799,112.67

10.00% Series A Perpetual Stride Preferred Stock

This prospectus supplement (“Supplement No. 1 to the STRD Stock Annex”) relates to the offer and sale of shares of our 10.00% Series A Perpetual Stride Preferred Stock (the “STRD Stock”) and supplements and amends the prospectus supplement annex relating to the sale of our STRD Stock that we filed with the Securities and Exchange Commission (the “SEC”) on November 4, 2025 (the “STRD Stock Annex”). The shares of STRD Stock offered pursuant to the STRD Stock Annex are among the securities described in the base prospectus supplement dated November 4, 2025, that we filed with the SEC on such date, as supplemented by the supplements to the base prospectus supplement dated March 23, 2026, May 6, 2026 and November 2, 2026 (as supplemented, the “base prospectus supplement”), and the prospectus dated January 27, 2025 (the “prospectus”).

This Supplement No. 1 to the STRD Stock Annex should be read in conjunction with the STRD Stock Annex, the accompanying base prospectus supplement and prospectus, and the contents of that accompanying base prospectus supplement and prospectus are incorporated by reference into the STRD Stock Annex. To the extent the information in this Supplement No. 1 to the STRD Stock Annex is inconsistent with the information contained in the STRD Stock Annex, the information in this Supplement No. 1 to the STRD Stock Annex supersedes such information. Except as set forth herein, the STRD Stock Annex, the base prospectus supplement and the prospectus remain unchanged.

This Supplement No. 1 to the STRD Stock Annex is being filed to reflect that on October 29, 2026, we filed an Amended and Restated Certificate of Designations of the STRD Stock (the “Amended and Restated STRD Certificate of Designations”) with the Secretary of State of the State of Delaware, which will become effective at 12:01 a.m., Eastern time, on January 1, 2027. The filing of the Amended and Restated STRD Certificate of Designations was approved at our 2026 Special Meeting of Stockholders held on October 28, 2026, pursuant to the required stockholder vote.

The Amended and Restated STRD Certificate of Designations amends the dividend payment cadence provisions of the existing Certificate of Designations of the STRD Stock originally filed on June 10, 2025 (the “Original STRD Certificate of Designations”) such that, together with conforming and related changes, declared regular dividends on the STRD Stock will be paid on each business day (as such term is defined in the Amended and Restated STRD Certificate of Designations) (instead of quarterly), beginning January 4, 2027 (such changes, collectively, the “STRD Dividend Amendment”). The dividend rate, discretionary nature and non-cumulative character of regular dividends on the STRD Stock are not being changed.

Our STRD Stock is listed on The Nasdaq Global Select Market under the trading symbol “STRD.” On October 30, 2026, the last reported sale price of our STRD Stock on The Nasdaq Global Select Market was $69.75 per share.

Our business and an investment in the STRD Stock involve significant risks. These risks are described under the caption “Risk Factors” beginning on page SA-6 of the STRD Stock Annex, under the captions “Risk Factors,” “Risk Factors Related to the ATM Offering Programs” and “Risk Factor Updates” in the accompanying base prospectus supplement and prospectus, and in the documents incorporated by reference into the accompanying base prospectus supplement and prospectus.

Neither the SEC nor any state or foreign securities commission or regulatory authority has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Supplement No. 1 to the STRD Stock Annex, the STRD Stock Annex, the accompanying base prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

TD Securities	StoneX	A.G.P.	Barclays
BTIG	Canaccord Genuity	Cantor	Clear Street
Compass Point	H.C. Wainwright & Co.	Keefe, Bruyette & Woods	Maxim Group LLC
Mizuho	Moelis & Company	Morgan Stanley	Santander
	SOCIETE GENERALE	Texas Capital Securities

The date of this Supplement No. 1 to the STRD Stock Annex is November 2, 2026.

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING

You should read this Supplement No. 1 to the STRD Stock Annex in conjunction with the STRD Stock Annex, the accompanying base prospectus supplement, and the prospectus dated January 27, 2025. The STRD Stock Annex contains the specific terms of the STRD Stock (the description of which is being amended hereby) and of our at-the-market offering of up to $4,133,799,112.67 of shares of our STRD Stock, and the base prospectus supplement describes the terms applicable to our at-the-market offerings of class A common stock and preferred stock in general. You should carefully consider, among other things, the matters set forth under “Risk Factors Related to the ATM Offering Programs” in the base prospectus supplement and “Risk Factors” in the STRD Stock Annex.

You may access the STRD Stock Annex, the accompanying base prospectus supplement, and the prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

STRD Stock Annex:	https://www.sec.gov/Archives/edgar/data/1050446/000119312525263759/d921571d424b5.htm
Base Prospectus Supplement:	https://www.sec.gov/Archives/edgar/data/1050446/000119312525263653/d87896d424b2.htm
Supplement No. 1:	https://www.sec.gov/Archives/edgar/data/1050446/000119312526118657/d110473d424b2.htm
Supplement No. 2:	https://www.sec.gov/Archives/edgar/data/1050446/000119312526208982/d36173d424b3.htm
Supplement No. 3:	https://www.sec.gov/Archives/edgar/data/1050446/000119312526442740/d60250d424b3.htm
Prospectus:	https://www.sec.gov/Archives/edgar/data/1050446/000119312525012707/d608278ds3asr.htm

AMENDMENTS TO THE STRD STOCK ANNEX

In connection with the effectiveness of the STRD Dividend Amendment, the STRD Stock Annex is hereby amended as set forth below. Each provision set forth below shall replace, in its entirety, the corresponding provision of the STRD Stock Annex, unless otherwise specified. For the avoidance of doubt, the amendments described below reflect the terms of the STRD Stock that will become effective on January 1, 2027. Except as otherwise expressly provided in the Amended and Restated STRD Certificate of Designations, matters relating to periods prior to January 1, 2027, including the declaration, calculation and payment of regular dividends, will continue to be governed by the Original STRD Certificate of Designations.

1. Cover page — regular dividends.

The following paragraph shall replace, in its entirety, the third paragraph on the cover page of the STRD Stock Annex under the heading “STRD STOCK”:

Dividends on shares of the STRD Stock are not mandatory. Holders of the STRD Stock will be entitled to receive non-cumulative dividends, which we refer to as “regular dividends,” at a rate per annum equal to 10.00% on the stated amount thereof, which is $100 per share of STRD Stock, out of funds legally available for their payment only when, as, and if declared by our board of directors or any duly authorized committee thereof. Through December 31, 2026, regular dividends on the STRD Stock will continue to be payable quarterly in arrears, when, as and if declared, with the final quarterly dividend payable, if declared, on December 31, 2026. Beginning January 1, 2027, regular dividends will be payable in arrears on each regular dividend payment date, when, as and if declared. Beginning January 1, 2027, regular dividend payment dates will generally occur on each business day, with the first such payment date on January 4, 2027. Since regular dividends are not cumulative, we do not have any obligation to pay any regular dividend in respect of a regular dividend payment date unless we declare such regular dividend before that date. No dividend, interest or other amount will accumulate or accrue on any unpaid regular dividends, regardless of whether regular dividends are declared for any future regular dividend payment date. Declared regular dividends on the STRD Stock will be payable solely in cash in the manner, and subject to the provisions, described in this STRD Stock Annex.

2. Cover page — redemption price.

The following sentence shall replace, in its entirety, the sentence beginning “The redemption price for any STRD Stock” on the cover page of the STRD Stock Annex:

The redemption price for any STRD Stock to be redeemed will be a cash amount equal to the liquidation preference of the STRD Stock to be redeemed as of the business day before the date we send the related redemption notice, plus declared and unpaid regular dividends, if any, that will have accrued to, and including, the regular record date immediately before the redemption date.

3. Cover page — fundamental change repurchase price.

The following paragraph shall replace, in its entirety, the paragraph beginning “If a ‘fundamental change’” on the cover page of the STRD Stock Annex:

If a “fundamental change” (as defined in this STRD Stock Annex) occurs, then, except as described in this STRD Stock Annex, holders of STRD Stock will have the right (which we refer to as the “fundamental change repurchase right”) to require us to repurchase some or all of their shares of STRD Stock at a cash repurchase price equal to the stated amount of the STRD Stock to be repurchased, plus declared and unpaid regular dividends, if any, that will have accrued to, and including, the regular record date immediately before the fundamental change repurchase date. For the avoidance of doubt, the fundamental change repurchase price will not include payment of any undeclared regular dividends.

4. “The Offering” — Regular Dividend Payment Dates.

The following shall replace, in its entirety, the information opposite the caption “Regular Dividend Payment Dates” under the heading “The Offering” in the STRD Stock Annex:

Through December 31, 2026, regular dividend payment dates will continue to be March 31, June 30, September 30 and December 31 of each year. Beginning January 1, 2027, for any calendar month, each day within such calendar month that, as of the first business day immediately preceding the first calendar day of that month (or, if earlier, the date on which the first regular dividend for that month is declared), is scheduled to be a business day, subject to our right to designate additional business days as described under the caption “Description of STRD Stock—Regular Dividends—Generally.” The first regular dividend payment date after the amendment and restatement effective time will be January 4, 2027 (or such other date specified in the certificate representing the applicable share of STRD Stock).

5. “The Offering” — Regular Record Dates.

The following shall replace, in its entirety, the information opposite the caption “Regular Record Dates” under the heading “The Offering” in the STRD Stock Annex:

Through December 31, 2026, regular record dates will continue to be March 15, June 15, September 15 and December 15, with December 15, 2026 being the record date for the final quarterly dividend payable, if declared, on December 31, 2026. Beginning January 1, 2027, regular record dates will be each calendar day, including Saturdays, Sundays and holidays. Each regular record date corresponds to the first regular dividend payment date that occurs after that record date. Accordingly, two or more regular record dates may correspond to a single regular dividend payment date. In particular, the January 1, 2 and 3, 2027 record dates will correspond to the January 4, 2027 payment date. A holder of shares issued after the close of business on the applicable regular record date for a declared dividend will not be entitled to that dividend with respect to such shares.

6. “The Offering” — Regular Dividends (payment cadence, calculation and non-cumulative dividends).

The following paragraphs shall replace, in their entirety, the disclosure opposite the caption “Regular Dividends” under the heading “The Offering” in the STRD Stock Annex:

Dividends on shares of the STRD Stock are not mandatory. Holders of STRD Stock will be entitled to receive non-cumulative dividends, which we refer to as “regular dividends,” at a rate per annum equal to 10.00% on the stated amount thereof, out of funds legally available for their payment, only when, as, and if declared by our board of directors or any duly authorized committee thereof. Through December 31, 2026, regular dividends on the STRD Stock will remain payable quarterly when, as and if declared, on March 31, June 30, September 30 and December 31 of each year. Beginning January 1, 2027, if declared, regular dividends on the STRD Stock will be payable in arrears on each regular dividend payment date, with the first such payment date on January 4, 2027. Since regular dividends are not cumulative, we will not have any obligation to pay any regular dividend in respect of a regular dividend payment date unless we declare such regular dividend prior to that regular dividend payment date. No dividend, interest or other amount will accumulate or accrue on any unpaid regular dividends, regardless of whether regular dividends are declared for any future regular dividend payment date. Declared regular dividends on the STRD Stock will be payable solely in cash in the manner, and subject to the provisions, described in this STRD Stock Annex.

Regular dividends will be computed for each regular record date using the monthly regular dividend rate per annum and the applicable semi-monthly dividend period: the first through the 15th day of a calendar month, and the 16th through the last day of a calendar month. Regular dividends that accrue for each semi-monthly dividend period will be calculated based on the product of the stated amount per share of STRD Stock and one-24th of the applicable regular dividend rate per annum, which will be allocated evenly over the number of calendar days during that semi-monthly period. For all but the last regular record dates in a semi-monthly dividend period, if the amount of accrued regular dividends per share of STRD Stock includes a fraction of a cent, then such amount will be rounded down to the nearest cent per share of STRD Stock, and the related fractional cent will be carried forward in calculating the amount of regular dividends that accrue for the next calendar day in the relevant semi-

monthly dividend period. The rounding described in the previous sentence will not apply to the calculation of the amount of accrued regular dividends for the final calendar day of any semi-monthly dividend period. The calculation is described in greater detail below under “Description of STRD Stock—Regular Dividends—Generally.”

See “Description of STRD Stock —Regular Dividends.”

We expect to fund any dividends paid in cash on the STRD Stock primarily through additional capital raising activities, including, but not limited to, at-the-market offerings of our class A common stock. See “Risk Factors—Risks Related to the STRD Stock and This Offering—We may not have sufficient funds to pay dividends in cash on the STRD Stock, or we may choose not to declare or pay dividends on the STRD Stock. In addition, regulatory and contractual restrictions may prevent us from declaring or paying dividends.”

7. “The Offering” — Optional Redemption.

The following sentence shall replace, in its entirety, the sentence beginning “The redemption price for any STRD Stock” opposite the caption “Optional Redemption” under the heading “The Offering” in the STRD Stock Annex:

The redemption price for any STRD Stock to be redeemed pursuant to an optional redemption will be a cash amount equal to the liquidation preference of the STRD Stock as of the business day before the date we send the related redemption notice, plus declared and unpaid regular dividends, if any, that will have accrued to, and including, the regular record date immediately before the redemption date.

8. “The Offering” — Redemption Upon Tax Event.

The following sentence shall replace, in its entirety, the sentence beginning “The redemption price for any STRD Stock” opposite the caption “Redemption Upon Tax Event” under the heading “The Offering” in the STRD Stock Annex:

The redemption price for any STRD Stock to be redeemed pursuant to a tax redemption will be a cash amount equal to the liquidation preference of the STRD Stock as of the business day before the date we send the related redemption notice, plus declared and unpaid regular dividends, if any, that will have accrued to, and including, the regular record date immediately before the redemption date.

9. “The Offering” — Repurchase at the Option of the Preferred Stockholders After a Fundamental Change.

The following sentence shall replace, in its entirety, the sentence beginning “If a ‘fundamental change’” opposite the caption “Repurchase at the Option of the Preferred Stockholders After a Fundamental Change” under the heading “The Offering” in the STRD Stock Annex:

If a “fundamental change” (as defined in this STRD Stock Annex) occurs, then, except as described in this STRD Stock Annex, preferred stockholders will have the right (which we refer to as the “fundamental change repurchase right”) to require us to repurchase some or all of their shares of STRD Stock at a cash repurchase price equal to the stated amount of the STRD Stock to be repurchased, plus declared and unpaid regular dividends, if any, that will have accrued to, and including, the regular record date immediately before the fundamental change repurchase date.

10. “Risk Factors” — non-cumulative dividends.

The following sentence shall replace, in its entirety, the sentence beginning “If our board of directors” under the risk factor caption “You may not receive dividends on the STRD Stock, which are discretionary and non-cumulative” in the STRD Stock Annex:

If our board of directors or any duly authorized committee thereof does not declare a regular dividend on the STRD Stock in respect of any regular dividend payment date, then no regular dividend will be deemed to have accrued for, or be payable on, that regular dividend payment date, or be cumulative. We will have no obligation to pay any regular dividend for that regular dividend payment date, whether or not our board of directors or any duly authorized committee thereof declares a regular dividend on the STRD Stock, any other series of our preferred stock or our common stock for any future regular dividend payment date.

11. “Description of STRD Stock — Payments on the STRD Stock” (physical certificate instructions).

The following sentence shall replace, in its entirety, the sentence beginning “To be timely” under the caption “Payments on the STRD Stock” in the STRD Stock Annex:

To be timely, a written request referred to in the first bullet point above must be delivered no later than the “close of business” (as defined below under the caption “—Definitions”) on the date that is 15 calendar days immediately before the date such payment is due.

12. “Description of STRD Stock — Payments on the STRD Stock” (business-day delay).

The following sentence is added after the paragraph beginning “If the due date for a payment” under the caption “Payments on the STRD Stock” in the STRD Stock Annex:

For the avoidance of doubt, if a regular dividend payment date for a declared regular dividend was scheduled to be, but is not in fact, a business day, the related declared regular dividend may be paid on the immediately following business day (which may also be a regular dividend payment date for another declared regular dividend), and such delay will not affect the calculation of accrued or payable regular dividends.

13. “Description of STRD Stock — Regular Dividends — Generally.”

The text under the sub-caption “Generally” under the caption “Regular Dividends” in the STRD Stock Annex is hereby amended and restated in its entirety to read as follows:

Holders of the STRD Stock will be entitled to receive non-cumulative dividends (which we refer to as “regular dividends”) at a rate per annum equal to 10.00% (such rate per annum, the “regular dividend rate”) on the “stated amount” (as defined below under the caption “—Definitions”) thereof, out of funds legally available for their payment, and subject to the other provisions described below, only when, as, and if declared by our “board of directors” (as defined below under the caption “—Definitions”). If declared, regular dividends will be payable in arrears on each “regular dividend payment date” (as defined below under the caption “—Definitions”) to the preferred stockholders of record as of the close of business on the “regular record date” (as defined below under the caption “—Definitions”) corresponding to such regular dividend payment date.

Since regular dividends are not cumulative, we will not have any obligation to pay any regular dividend in respect of any regular dividend payment date except to the extent we declare such regular dividend prior to that date. No dividend, interest or other amount will accumulate or accrue on any unpaid regular dividends, regardless of whether regular dividends are declared for any future regular dividend payment date. Declared regular dividends on the STRD Stock will be payable solely in cash in the manner, and subject to the provisions, described below under the caption “—Method of Payment.”

Beginning January 1, 2027, each calendar day will be a regular record date, including Saturdays, Sundays and holidays. The first regular dividend payment date under the amended and restated certificate of designations will be January 4, 2027, corresponding to the record dates January 1, 2 and 3, 2027. Each regular record date corresponds to the first regular dividend payment date that occurs after that record date; accordingly, two or more regular record dates may correspond to the same regular dividend payment date. Regular dividends will accrue on each regular record date from, but excluding, the latest regular record date corresponding to the last regular dividend payment date to, and including, the latest regular record date corresponding to the next regular dividend payment date, in each case regardless of whether dividends were declared or paid in respect of a prior payment date. For the payment date occurring January 4, 2027, dividends will accrue from, but excluding, December 31, 2026, with respect to shares outstanding on that date, or as otherwise provided for additional shares.

Notwithstanding anything to the contrary, the regular dividend, if any, payable in respect of the December 31, 2026 regular dividend payment date (the “final pre-amendment dividend”) will be calculated and, if declared, paid in accordance with the original certificate of designations. Except as otherwise expressly provided in the amended and restated certificate of designations, all matters relating to STRD Stock in respect of any period before January 1, 2027, including regular dividends, will continue to be governed by the original certificate of designations.

The amount of regular dividends that accrues on each outstanding share of STRD Stock in respect of each regular record date (the “reference regular record date”) will be calculated using the regular dividend rate and the “semi-monthly dividend period” in which it occurs, as follows:

where S is the stated amount per share of STRD Stock; DR is the monthly regular dividend rate per annum applicable to the monthly regular dividend rate period containing such reference regular record date; N is the number of calendar days in the semi-monthly dividend period containing such reference regular record date; n is the total number of calendar days from, and including, the first calendar day of that semi-monthly dividend period to, and including, such reference regular record date; and Dx is the amount of regular dividends that accrue on each outstanding share of STRD Stock in respect of the regular record date occurring on the xth calendar day of such semi-monthly dividend period (determined in accordance with the provision described in this sentence, and rounded as set forth in the next paragraph), except that D0 will be deemed to be equal to zero.

The amount Dn determined in accordance with the foregoing formula will be expressed as a dollar amount that, before the applicable calculation and rounding for each preferred stockholder described below under “—Calculations—Calculations Aggregated for Each Preferred Stockholder,” (i) will not be rounded if the reference regular record date is the last regular record date occurring in the applicable semi-monthly dividend period and (ii) otherwise will be rounded down to the nearest cent if such dollar amount includes a fractional cent. Accordingly, fractional cents rounded down on earlier regular record dates will be carried forward in the calculation for subsequent regular record dates within the same semi-monthly dividend period. Before rounding, the aggregate amount of regular dividends that accrue on one share for a full semi-monthly dividend period will equal one-24th of the product of the stated amount and the applicable monthly regular dividend rate per annum.

We may, solely for purposes of determining regular dividend payment dates, designate as a business day a day that otherwise would not be a business day, including a particular day or a category of days. Any designation or rescission will require notice to holders and will not operate retroactively or alter regular dividend payment dates already fixed for the relevant calendar month. An election may be conditional or prospective and may be communicated by notice under the certificate of designations, by national newswire press release or through another widely disseminated public medium, including our website.

The certificate of designations does not require us to declare or pay regular dividends on the STRD Stock, even if funds are legally available for their payment. Accordingly, we may choose not to declare regular dividends. See “Risk Factors—Risks Related to the STRD Stock and This Offering—We may not have sufficient funds to pay dividends in cash on the STRD Stock, or we may choose not to declare or pay dividends on the STRD Stock. In addition, regulatory and contractual restrictions may prevent us from declaring or paying dividends.”

Under the new daily dividend schedule effective January 1, 2027 for STRD Stock, the STRD Stock will have a dividend record date on every calendar day, including weekends and market and bank holidays.

However, for any shares cleared through The Depository Trust Company (“DTC”), a record date that falls on a weekend or other DTC holiday will be deemed by DTC to fall on the immediately preceding day that is not a DTC holiday.

An ex-dividend date is the first day on which shares trade without the right to receive a particular dividend. For shares traded on Nasdaq, the ex-dividend date is generally the same day as the record date, if it falls on a trading day. As a result, if multiple daily dividends have record dates that fall on consecutive weekend or holiday dates, they may share the same DTC record date and Nasdaq ex-dividend date.

For example, dividends with record dates of January 8, 9 and 10, 2027 — a Friday, Saturday and Sunday — would all be deemed by DTC to have a record date of Friday, January 8, which Nasdaq will also treat as the ex-dividend date for all three. All three dividends would be paid on Monday, January 11. We expect that an investor that purchases shares on that Friday will not be entitled to any of those three dividends and an investor that sells shares on that Friday will remain entitled to all three.

Dividend entitlement may differ for shares that are not cleared through DTC or that are traded on venues other than Nasdaq that offer weekend or market holiday trading. Those differences will depend on the trading, clearing and settlement arrangements of the relevant clearing platform or venue. In addition, individual brokers may have processing differences or different implementation schedules.

14. “Description of STRD Stock — Regular Dividends — Treatment of Dividends Upon Repurchase Upon Fundamental Change or Redemption.”

The following sentence shall replace, in its entirety, the first sentence under the sub-caption “Treatment of Dividends Upon Repurchase Upon Fundamental Change or Redemption” in the STRD Stock Annex:

If the “fundamental change repurchase date” (as defined below under the caption “—Fundamental Change Permits Preferred Stockholders to Require Us to Repurchase STRD Stock”) or redemption date of any share of STRD Stock to be repurchased or redeemed is after a regular record date for a declared regular dividend on the STRD Stock and on or before the corresponding regular dividend payment date, then the holder of such share at the close of business on that regular record date will be entitled, notwithstanding such repurchase or redemption, as applicable, to receive, on or, at our election, before such regular dividend payment date, such declared regular dividend on such share.

15. “Description of STRD Stock — Regular Dividends — Priority of Dividends; Limitation on Junior Payments; No Participation Rights — Limitation on Dividends on Parity Stock.”

The following paragraph shall replace, in its entirety, the paragraph under the sub-caption “Limitation on Dividends on Parity Stock” in the STRD Stock Annex:

If less than all accrued and unpaid regular dividends on the outstanding STRD Stock in respect of each regular dividend payment date occurring within the most recently completed calendar quarter have been declared and paid as of the close of business on the last regular dividend payment date of that quarter, then, until and unless all accrued and unpaid regular dividends on the outstanding STRD Stock in respect of each regular dividend payment date occurring within the most recently completed calendar quarter have been paid, no dividends may be declared or paid on any class or series of dividend parity stock unless regular dividends are simultaneously declared on the STRD Stock on a pro rata basis, such that (i) the ratio of (x) the dollar amount of regular dividends so declared per share of STRD Stock to (y) the dollar amount of total accrued and unpaid regular dividends per share of STRD Stock immediately before the payment of such regular dividend is no less than (ii) the ratio of (x) the dollar amount of dividends so declared or paid per share of such class or series of dividend parity stock to (y) the dollar amount of the total accrued and unpaid dividends per share of such class or series of dividend parity stock immediately before payment of that dividend (which dollar amount in clause (y) will, if dividends on such series are not cumulative, be the full amount of dividends per share in respect of its most recent dividend period).

16. “Description of STRD Stock — Regular Dividends — Priority of Dividends; Limitation on Junior Payments; No Participation Rights — Limitation on Certain Payments.”

The following sentence shall replace, in its entirety, the first sentence under the sub-caption “Limitation on Certain Payments” in the STRD Stock Annex:

Subject to the exceptions described below, if any STRD Stock is outstanding, no dividends or distributions (whether in cash, securities or other property, or any combination thereof) will be declared or paid on any junior stock, and neither we nor any of our subsidiaries will purchase, redeem or otherwise acquire for value any junior stock or dividend parity stock, in each case unless all accrued regular dividends, if any, on the STRD Stock in respect of each regular dividend payment date occurring within the most recently completed calendar quarter have been declared and paid in full (and we may satisfy this condition by declaring and paying, on any regular dividend payment date occurring before the otherwise prohibited action, a regular dividend in excess of the amount otherwise due under the per-day calculation, without interest or compounding in respect of earlier unpaid regular dividends).

17. “Description of STRD Stock — Rights Upon Our Liquidation, Dissolution or Winding Up.”

The following shall replace, in its entirety, the second bullet under the caption “Rights Upon Our Liquidation, Dissolution or Winding Up” in the STRD Stock Annex:

•	all declared and unpaid regular dividends, if any, that will have accrued on such share to, and including, the regular record date immediately before the date of such payment.

18. “Description of STRD Stock — Redemption at Our Option — Redemption Price.”

The following paragraph shall replace, in their entirety, the paragraph under the sub-caption “Redemption Price” in the STRD Stock Annex:

The redemption price for a share of STRD Stock called for either optional redemption or tax redemption will be an amount equal to (i) the liquidation preference of such share as of the business day before the date we send the related redemption notice, as described below, plus (ii) declared and unpaid regular dividends, if any, on such share that will have accrued to, and including, the regular record date immediately before the redemption date. For the avoidance of doubt, the redemption price will not include payment of any undeclared regular dividends. However, if the redemption date is after a regular record date for a declared regular dividend on the STRD Stock and on or before the corresponding regular dividend payment date, then (a) the holder of such share at the close of business on such regular record date will be entitled, notwithstanding such redemption, to receive, on or, at our election, before such regular dividend payment date, such declared regular dividend on such share; and (b) the amount referred to in clause (ii) of the preceding sentence will instead be deemed to be zero.

19. “Description of STRD Stock — Fundamental Change Permits Preferred Stockholders to Require Us to Repurchase STRD Stock — Generally.”

The following paragraph shall replace, in their entirety, the paragraph beginning “The repurchase price” under the sub-caption “Generally” in the STRD Stock Annex:

The repurchase price (the “fundamental change repurchase price”) for a share of STRD Stock tendered for repurchase will be an amount equal to (i) the stated amount of such share, plus (ii) declared and unpaid regular dividends, if any, on such share that will have accrued to, and including, the regular record date immediately before the fundamental change repurchase date. For the avoidance of doubt, the fundamental change repurchase price will not include payment of any undeclared regular dividends. However, if the fundamental change repurchase date is after a regular record date for a declared regular dividend on the STRD Stock and on or before the corresponding regular dividend payment date, then (a) the holder of such share at the close of business on such regular record date will be entitled, notwithstanding such repurchase, to receive, on or, at our election, before such regular dividend payment date, such declared regular dividend on such share; and (b) the amount referred to in clause (ii) of the preceding sentence will instead be deemed to be zero.

20. “Description of STRD Stock — Definitions” — “Business day.”

The following shall replace, in its entirety, the definition of “Business day” in the STRD Stock Annex:

“Business day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed; provided, however, that solely for purposes of determining whether a day is a regular dividend payment dates (and dates determined by reference to those dates), we may elect to designate any additional day as a business day. An election or rescission requires notice to preferred stockholders, may not have retroactive effect or alter payment dates already determined for a calendar month, and may not rescind a day that would otherwise qualify as a business day. The election may be made for specific days, categories of days, days meeting specified conditions or future periods, and notice may be provided as described under “—Notices,” in a press release or through another widely disseminated medium we then use, including our website.

21. “Description of STRD Stock — Definitions” — “Regular dividend payment date.”

The following shall replace, in its entirety, the definition of “Regular dividend payment date” in the STRD Stock Annex:

“Regular dividend payment date” means, for any calendar month, each day within such calendar month that, as of the first business day immediately preceding the first calendar day of such calendar month (or, if earlier, the date the first regular dividend for that month is declared), is scheduled to be a business day; provided, however, that the first regular dividend payment date occurring after the amendment and restatement effective time will be January 4, 2027 (or such other date specified in the certificate representing the applicable share of STRD Stock).

22. “Description of STRD Stock — Definitions” — “Regular record date.”

The following shall replace, in its entirety, the definition of “Regular record date” in the STRD Stock Annex:

“Regular record date” means each calendar day from, and including, January 1, 2027.

23. “Description of STRD Stock — Definitions” — “Regular dividend period.”

The definition of “Regular dividend period” in the STRD Stock Annex is deleted in its entirety. References to that term relating to the periods before January 1, 2027 remain subject to the original certificate of designations as described above.

24. “Description of STRD Stock — Definitions” — other new terms.

The following definitions are added, in alphabetical order, under the caption “—Definitions” in the STRD Stock Annex:

“Amendment and restatement effective time” means January 1, 2027 at 12:01 a.m., Eastern time.

“Final pre-amendment dividend” has the meaning set forth under the caption “—Regular Dividends—Generally.”

“Original certificate of designations” means the Certificate of Designations of 10.00% Series A Perpetual Stride Preferred Stock originally filed with the Secretary of State of the State of Delaware on June 10, 2025.

“Semi-monthly dividend period” means (a) the period from, and including, the first calendar day of each calendar month to, and including, the 15th calendar day of that month and (b) the period from, and including, the 16th calendar day to, and including, the last calendar day of that month; provided that the initial semi-monthly dividend period will be from, and including, January 1, 2027 to, and including, January 15, 2027.

FORWARD-LOOKING STATEMENTS

This Supplement No. 1 to the STRD Stock Annex , the STRD Stock Annex, the base prospectus supplement and the prospectus, and the information incorporated by reference herein and therein, contain certain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, as amended. All statements, other than statements of historical facts, including statements concerning the STRD Dividend Amendment and the timing, cadence and amount of future regular dividends, may be forward-looking statements. Words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future,” “targeted,” “goal” and variations of such words or similar expressions are intended to identify forward-looking statements.

The forward-looking statements are not historical facts, are based upon our current expectations, beliefs, estimates and projections and various assumptions, many of which, by their nature, are inherently uncertain and beyond our control, and are subject to a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from the forward-looking statements. These risks, uncertainties and other important factors include those described under the caption “Risk Factors” in the STRD Stock Annex and under the captions “Risk Factors,” “Risk Factors Related to the ATM Offering Programs” and “Risk Factor Updates” in the accompanying base prospectus supplement and prospectus, as well as those described in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 19, 2026 and our Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2026 and June 30, 2026 filed with the SEC on May 6, 2026 and August 3, 2026, respectively, each of which is incorporated by reference into the accompanying base prospectus supplement and prospectus. The forward-looking statements made herein relate only to events as of the date on which the statements are made. Except as may be required by law, we undertake no obligation to update our forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.